SALES CONSULTING AGREEMENT

This Agreement is made effective as of the 4th day of April, 2014 ("Effective Date") by and between **Peggy Knight,** DBA Green Sky Solutions (hereinafter referred to as "EVP" or "Consultant")) and Bio-Solutions Corporation (hereinafter referred to as "Supplier" or the "Company") and concerns the marketing and sale of the Company's commercial products.

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1. **AGENCY**

Peggy Knight is hereby engaged and hired to act as the EVP of Marketing to represent Bio-Solutions Corporation to Walmart, Sam's Club and Walgreens in the sale of its commercial products, and the Contractor agrees to such appointment in accordance with the terms of this Agreement.

2. **COMPENSATION**

Supplier agrees to pay the Consultant a monthly retainer of $2,500, beginning May 1, 2014 for all services to Walmart and Sam's Club plus 10% commission on net sales. All commissions and retainer will be paid by the 4th of each month. Additionally, 750,000 shares of restricted stock will be issued upon execution by the parties of this Agreement. The Supplier will pay $3,000 to Consultant immediately upon execution of this Agreement to satisfy compensation for the month of April, 2014. Back pay for February and March 2014 ($6,000) will be accrued on the Supplier's books and paid in an orderly fashion upon generation of cash flow from operations.

All payments will be made payable and mailed to:

Green Sky Solutions
P.O. Box 2488
Bentonville, AR 72712

3. **TERM**

The term of this Agreement shall commence on the Effective Date of this Agreement and shall continue for two (2) year period, unless sooner terminated. This Agreement will be extended if additional Company products are sold to the retailers listed above.

4. **RESTRICTIVE COVENANT**

During the term of this Agreement, the Contractor shall not, directly

or indirectly, engage in the sale outside the territory described in this Paragraph 1 hereof of any other products, which may compete with the products sold by Supplier.

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5. **SALE**

In soliciting sales of Supplier's products, the Consultant shall quote only the prices and terms set forth in the annexed schedule, or such prices and terms as may hereafter be established by Supplier from time to time. The Contractor shall forward all orders promptly to Supplier and each order shall be subject to Supplier acceptance.

It is hereby understood and agreed that the pricing information, data, pricing structure, marketing, and other information, and cash or other discounts furnished to the Consultant by the Supplier are proprietary trade secrets and confidential information of Supplier, which have economic value and are the subject of efforts to maintain secrecy by Supplier. Unauthorized disclosure of such confidential information would result in great and irreparable harm to Supplier. Accordingly, the Contractor will preserve the secrecy of such information and will not disclose it except as authorized by Supplier. This nondisclosure covenant shall survive the termination of this Agreement. Under no circumstances shall any pricing, discounting, or other information provided under this Agreement or otherwise determined to be proprietary or confidential information of the Supplier be made known or disclosed to third parties, especially including competitors of Supplier and agents or customers thereof, without the prior written consent of Supplier.

6. **EXPENSES**

If the Supplier REQUESTS the Consultant to travel outside his/her territory the Supplier will pay for all related T&L business expenses.

7. **PRODUCT SAMPLES AND EQUIPMENT**

Any samples furnished by Supplier to the Consultant for use in connection with this Agreement and the agency created thereby shall be on a no charge basis and will not be returned to Supplier.

8. **TERMINATION**

Notwithstanding anything to the contrary set forth herein, the Contractor or the Supplier, as the case may be, shall have the right to terminate this Agreement, prior to the end of the Engagement Period, upon 10 days written notice to the other Party hereto, after the occurrence of any of the following events with respect to the other Party hereto:

- In the event the terms of this Agreement do not materialize;
- or any representation or warranty made by the other Party hereto set forth in this Agreement or in any information furnished pursuant to this Agreement shall prove to be materially false or materially misleading as of the time made;
- a breach by such other Party of any material term or provision hereof or any covenant or agreement of such other Party set forth herein or the failure of such other Party to observe or perform any term, provision, covenant or agreement set forth in this Agreement on its part to be observed or performed.

9. INDEPENDENT CONTRACTOR

Consultant is an independent contractor. Consultant is not an employee, agent, joint venture or partner of Company. Nothing herein shall be interpreted as creating an employment relationship. Consultant shall have control of the manner and means by which her services and obligations are provided to Company. CONSULTANT IS SOLELY LIABLE FOR ANY FEDERAL AND STATE INCOME AND WITHHOLDING TAXES, UNEMPLOYMENT TAXES, FICA TAXES, AND WORKER'S COMPENSATION PAYMENTS AND PREMIUMS APPLICABLE TO THIS AGREEMENT

10. GENERAL PROVISIONS

This Agreement is binding upon the parties hereto and their successors and assigns. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Florida. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, between the parties. This Agreement may be executed in counterparts and may be executed by telefax signature which shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

CONSULTANT:	BIO-SOLUTIONS CORP.
[signature]	By [signature]
Peggy Knight	James Hodge, Chairman